Altera Infrastructure GP LLC Announces Commencement of Exchange Offer and Consent Solicitation for 8.50% Senior Notes due 2023 Aberdeen, United Kingdom, July 29, 2021 Altera Infrastructure GP LLC, the general partner of Altera Infrastructure L.P. (“Altera” or the “Partnership”), today announced that Altera Infrastructure Holdings L.L.C. (“Holdings”), a wholly owned subsidiary of the Partnership, has commenced an offer (the “Exchange Offer”) to each Eligible Holder of the 8.50% Senior Notes due 2023 (the “Old Notes”) issued by the Partnership and and Altera Infrastructure Finance Corp. (“Finco” and, together with the Partnership, the “Old Notes Issuers”) upon the terms and subject to the conditions set forth in the confidential offering memorandum and consent solicitation statement, dated July 29, 2021 (the “Offering Memorandum”) to participate in the options below at the election of such Eligible Holders: • Option 1: Offer to Eligible Holders to exchange their Old Notes for newly issued 8.50% Senior Secured Notes due 2026 (the “New Cash Pay Notes”) of Holdings (such option, “Option 1”); and • Option 2: Offer to Eligible Holders to exchange their Old Notes for newly issued 11.50% Senior Secured PIK Notes due 2026 of Holdings (the “New PIK Notes” and, together with the New Cash Pay Notes, the “New Notes”) (such option, “Option 2”). The following table sets forth the consideration to be offered to Eligible Holders of the Old Notes in the Exchange Offer and Consent Solicitation (as defined below): Consideration per $1,000 Principal Amount of Old Notes Tendered (and Not Validly Withdrawn) (1) CUSIP Number or ISIN Principal Amount of Old Notes Outstanding Exchange Consideration Consent Fee Total Exchange Consideration 87901B AB8; US87901BAB80 $686,990,000 $950 principal amount of New Notes $50 principal amount of New Notes $1,000 principal amount of New Notes (1) Excludes accrued and unpaid interest. Eligible Holders who tender (and do not validly withdraw) their Old Notes at or prior to 5:00 p.m., New York City time, on August 11, 2021, unless extended (as it may be extended, the “Early Tender Time”) will be eligible to receive $950 principal amount of New Notes and a consent fee of $50 principal amount of New Notes (the “Consent Fee”) for each $1,000 principal amount of Old Notes tendered for exchange (the “Total Exchange Consideration”). Eligible Holders must tender their Old Notes at or prior to the Early Tender Time in order to be eligible to receive the Consent Fee for such Old Notes accepted in the Exchange Offer. Eligible Holders tendering Old Notes after the Early Tender Time and at or prior to the Expiration Time will not be eligible to receive the Consent Fee and will only receive $950 principal amount of New Notes for each $1,000 principal amount of Old Notes tendered for exchange and not validly withdrawn (the “Exchange Consideration,” and together with the Total Exchange Consideration, “Settlement Consideration”). The Exchange Offer will expire at 11:59 p.m., New York City time, on August 25, 2021, unless extended (as it may be extended, the “Expiration Time”). Tenders of Old Notes in the Exchange Offer may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on August 11, 2021, unless extended, but will thereafter be irrevocable, even if the Old Notes Issuers otherwise extend the Early Tender Time or extend the Exchange Offer beyond the Expiration Time, subject to limited exceptions or unless required by law. Subject to the conditions described herein, promptly after the Expiration Time (such date, the “Settlement Date”), Holdings will pay (i) with respect to Eligible Holders who have properly tendered (and not properly withdrawn) their Old Notes in the Exchange Offer at or prior to the Early Tender Time, the Total Exchange Consideration and (ii) with respect to Eligible Holders who have properly tendered (and not properly withdrawn) their Old Notes in the Exchange Offer after the Early Tender Time and at or prior to the Expiration Time, the Exchange Consideration, and, in each case, cash paid by the Partnership in an amount equal to accrued and unpaid interest to, but not including, the Settlement Date. We currently expect the Settlement Date to be August 27, 2021. In conjunction with the Exchange Offer, the Old Notes Issuers are soliciting consents (each, a “Consent”) from Eligible Holders of Old Notes to certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Old Notes, dated as of July 2, 2018 (the “Old Notes Indenture”), by and among the Old Notes Issuers (as successors to Teekay Offshore Partners L.P. and Teekay Offshore Finance Corp., respectively) and The Bank of New York Mellon, as trustee, to eliminate substantially all of the restrictive covenants and certain of the default provisions contained in the Old Notes Indenture. The Old Notes Issuers must receive Consents by Eligible Holders of a majority of the outstanding principal amount of the Old Notes (excluding the $411.3 million outstanding principal amount of Old Notes held by Brookfield (as defined below) or any other affiliates of the Old Notes Issuers) to adopt the Proposed Amendments. Eligible Holders of Old Notes may not tender Old Notes without delivering the related Consents, and Eligible Holders of Old Notes may not deliver Consents without tendering the related Old Notes. The Exchange Offer is conditioned upon, among other things, the tender of at least 80% of the aggregate principal amount of the Old Notes (excluding the $411.3 million outstanding principal amount of Old Notes held by Brookfield) (the “Minimum Participation Condition”). The Exchange Offer and Consent Solicitation are subject to the satisfaction or waiver of certain conditions set forth in the Offering Memorandum, including the Minimum Participation Condition. Holdings and the Old Notes Issuers may terminate the Exchange Offer if any of the conditions described in the Offering Memorandum are not satisfied or waived by the Expiration Time. Pursuant to the terms of an Exchange and Support Agreement, dated as of July 29, 2021 (the “Exchange and Support Agreement”), by and among the Old Notes Issuers, Holdings, and Brookfield TK TOLP LP, Brookfield TK Bond LP, Brookfield TK Loan LP, Brookfield TK Loan 2 LP and Brookfield TK Block Acquisition LP (collectively, “Brookfield”) have agreed, subject to the terms and conditions set forth therein, to an exchange (the “Brookfield Exchanges”) consisting of an aggregate of $693.2 million of indebtedness of Altera as of the date thereof, including (i) $411.3 million in aggregate principal amount of Old Notes as of the date thereof; (ii) $234.9 million in aggregate principal amount of loans under that certain second amended and restated credit agreement, dated as of November 25, 2020, by and among the Partnership, Brookfield TK Loan LP, Brookfield TK Block Acquisition LP, and Brookfield TK Loan 2 LP as of the date thereof; (iii) $30.0 million in aggregate principal amount of loans under that certain credit agreement, dated as of February 23, 2021, by and among the Partnership, Brookfield TK Loan LP and Brookfield TK Loan 2 LP as of the date thereof; and (iv) $17.0 million in aggregate principal amount pursuant to that certain credit agreement, dated as of July 26, 2021, by and among Holdings, the Partnership, Brookfield TK Bond LP and Brookfield TK TOLP LP as of the date thereof, in each case for New PIK Notes in an equal aggregate principal amount (and in each case, an additional aggregate principal amount in New PIK Notes equal to the accrued and unpaid interest with respect to the foregoing exchanged indebtedness to, but not including, the date of the closing of the Exchange and Support Agreement). Pursuant to the Exchange and Support Agreement, Altera intends to complete the Brookfield Exchanges regardless of the amount of Old Notes tendered in the Exchange Offer or whether the Exchange Offer is completed. The Exchange Offer is being made, and the New Notes are being offered and issued, only to holders of Old Notes who are either (a) reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)), or (b) non-U.S. persons in compliance with Regulation S under the Securities Act, and if located or resident in a jurisdiction in Canada, (x) an “accredited investor” as defined in National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”) or section 73.3(1) of the Securities Act (if located or resident in Ontario), as applicable, that either would acquire the New Notes for its own account or would be deemed to be acquiring the New Notes as principal by applicable law, and (y) a “permitted client” as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI 31-13”). Additional eligibility criteria may apply to holders of Old Notes located in certain other jurisdictions. The holders of Old Notes who are eligible to participate in the Exchange Offer pursuant to the foregoing conditions are referred to as “Eligible Holders.” Eligible Holders of the Old Notes who desire to obtain and complete an eligibility form should contact the information agent and exchange agent, D.F. King & Co., Inc., at (888) 605-1958 (toll-free) or (212) 269-5550 (for banks and brokers), email altera@dfking.com or access the website at www.dfking.com/altera. Eligible Holders of the Old Notes are urged to carefully read the Offering Memorandum before making any decision with respect to the Exchange Offer. None of Holdings, the Old Notes Issuers, the dealer managers, the information agent and exchange agent, the trustee with respect to the Old Note, or the trustees and collateral trustee for the New Notes, or any affiliate of any of them makes any recommendation as to whether Eligible Holders of the Old Notes should tender or refrain from tendering all or any portion of their Old Notes for New Notes in the Exchange Offer. No one has been authorized by any of them to make such a recommendation. Eligible Holders must make their own decision as to whether to tender Old Notes in the Exchange Offer and, if so, the principal amount of Old Notes to tender. The New Notes and the Exchange Offer have not been and will not be registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act, or any state or foreign securities laws. The New Notes may not be offered or sold in the United States or for the account or benefit of any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Exchange Offer is not being made to Eligible Holders of Old Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase or sell any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. About the Partnership The Partnership is a leading global energy infrastructure services partnership primarily focused on the ownership and operation of critical infrastructure assets in the offshore oil regions of the North Sea, Brazil and the East Coast of Canada. The Partnership has consolidated assets of approximately $4.3 billion, comprised of 47 vessels, including floating production, storage and offloading units, shuttle tankers (including one newbuilding), floating storage and offtake units, long-distance towing and offshore installation vessels and a unit for maintenance and safety. The majority of Altera’s fleet is employed on medium-term, stable contracts. The Partnership’s 7.25% Series A Cumulative Redeemable Preferred Units, 8.50% Series B Cumulative Redeemable Preferred Units and 8.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units trade on the New York Stock Exchange under the symbols “ALIN PR A” “ALIN PR B” and “ALIN PR E,” respectively. Forward Looking Statements and Other Legal Disclosure This press release contains forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect management’s current views with respect to certain future events and performance, including, among others: the Partnership’s review of potential strategic initiatives, including any related asset sales, joint ventures, capital raises or other transactions; and the timing of vessel deliveries, the commencement of charter contracts and the employment of newbuilding vessels. The following factors are among those that could cause actual results to differ materially from the forward-looking statements, which involve risks and uncertainties, and that should be considered in evaluating any such statement: expectations regarding the ability to consummate the Exchange Offer and Consent Solicitation; the timing of closing of the Exchange Offer and Consent Solicitation; alternatives and conditions to implement any strategic initiatives; delays in vessel deliveries or the commencement of charter contracts or changes in expected employment of newbuilding vessels; and other factors discussed in the Partnership’s filings from time to time with the SEC, including its Report on Form 20-F for the fiscal year ended December 31, 2020. The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Partnership’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based. For further information contact: Jan Rune Steinsland, Chief Financial Officer Tel: +47 97 05 25 33 E-mail: investor.relations@alterainfra.com